STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2004 LONG-TERM INCENTIVE COMPENSATION PLAN

As Amended and Restated in December 2008

TABLE OF CONTENTS

ARTICLE 1 - GENERAL PROVISIONS
1.1 1.2 1.3 1.4	Establishment of Plan Purpose of Plan Types of Awards Effective Date

ARTICLE 2 - DEFINITIONS
ARTICLE 3 - ADMINISTRATION
3.1 3.2 3.3 3.4 3.5 3.6	General Authority of the Committee. Rules for Foreign Jurisdictions Delegation of Authority Award Agreements Indemnification

ARTICLE 4 - SHARES SUBJECT TO THE PLAN
4.1 4.2 4.3	Number of Shares Individual Limits Adjustment of Shares

ARTICLE 5 - STOCK OPTIONS
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10	Grant of Options Agreement Option Price Duration of Options Exercise of Options Payment Nontransferability of Options. Reload Options Purchased Options Special Rules for ISOs

ARTICLE 6 - STOCK APPRECIATION RIGHTS
6.1 6.2 6.3 6.4	Grant of SARs Tandem SARs Payment Exercise of SARs

ARTICLE 7 - RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1 7.2 7.3 7.4 7.5 7.6	Grant of Restricted Stock/ Unit Restricted Stock/ Unit Agreement. Nontransferability Certificates Dividends and Other Distributions Short-Term Deferral

ARTICLE 8 - PERFORMANCE SHARES AND UNITS
8.1 8.2 8.3 8.4 8.5	Grant of Performance Shares/ Units Value of Performance Shares/ Units Earning of Performance Shares/ Units Form and Timing of Payment of Performance Shares/ Units Nontransferability

ARTICLE 9 - PERFORMANCE MEASURES
ARTICLE 10 - AWARDS TO DIRECTORS
10.1 10.2	Stock Options Stock Awards

ARTICLE 11 - BENEFICIARY DESIGNATION
ARTICLE 12 - DEFERRALS
ARTICLE 13 - WITHHOLDING
13.1 13.2	Tax Withholding Share Withholding

ARTICLE 14 - AMENDMENT AND TERMINATION
14.1 14.2 14.3 14.4 14.5	Amendment of Plan Amendment of Award Agreement Termination of Plan Cancellation of Awards Assumption or Cancellation of Awards

ARTICLE 15 - MISCELLANEOUS PROVISIONS
15.1 15.2 15.3 15.4 15.5 15.6 15.7 15.8 15.9	Restrictions on Shares Rights of a Stockholder No Implied Rights Compliance with Laws Compliance with Code Section 409A Deferrals for Code Section 162(m) Successors Tax Elections Legal Construction.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2004 LONG-TERM INCENTIVE COMPENSATION PLAN

As Amended and Restated in December 2008

ARTICLE 1 — GENERAL PROVISIONS

1.1 Establishment of Plan. Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan” (the “Plan”), as set forth in this document.

1.2 Purpose of Plan. The objectives of the Plan are to (i) attract and retain employees, directors, consultants, advisors and other persons who perform services for the Company by providing compensation opportunities that are competitive with other companies; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees’ and other Eligible Participants with those of the Company’s stockholders.

1.3 Types of Awards. Awards under the Plan may be made to Eligible Participants in the form of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Stock Awards, (v) Restricted Stock, (vi) Restricted Stock Units, (vii) Performance Shares, (viii) Performance Units or any combination of these.

1.4 Effective Date. The Plan was originally effective upon approval by the Company’s stockholders (the “Effective Date”) in 2004 and has been amended from time to time thereafter. This amendment and restatement of the Plan is generally effective as of January 1, 2005, in order to ensure compliance with Code section 409A in the case of 409A Awards.

ARTICLE 2 — DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1 “Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.2 “Agreement” means the written agreement evidencing an Award granted to the Participant under the Plan.

2.3 “Award” means an award granted to a Participant under the Plan that is an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Award, Performance Share, Performance Unit or combination of these.”

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless provided otherwise in the Agreement: any conduct amounting to fraud, dishonesty, willful misconduct, negligence, significant activities materially harmful to the reputation of the Company or an Employer, insubordination or conviction of a felony or a crime involving moral turpitude, all as determined in the exercise of good faith by the Board of Directors of the Company.

Without limiting the foregoing, the following shall constitute Cause: (i) Participant’s breach of this Plan or any agreement between Participant and the Employer, (ii) negligence in Participant’s attention to the business or affairs of the Employer or intentionally failing to perform a reasonably requested directive or assignment or failure to perform his duties with the Employer substantially in accordance with the Employer’s operating and personnel policies and procedures generally applicable to all of its employees, (iii) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property. “Cause” under (i), (ii) and (iii) above shall be determined by the Committee. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the Participant for purposes of this Plan.

2.6 “Change in Control” means:

(a) Any Person is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i)), of 33 1/3 percent or more of either (i) then outstanding Shares, including for this purpose shares issuable in respect of Partnership Units of SLT Realty Limited Partnership and SLC Operating Limited Partnership (the “Outstanding Shares”) or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other then the Board shall not be deemed a member of the Incumbent Board;

(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66 2/3 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly 33 1/3 percent or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33 1/3 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

This Section 2.6 is written in light of the fact that each share of common stock of the Company is currently attached to and trades together with one Class B share of beneficial interest in Starwood Hotels & Resorts. In the event these shares no longer trade together as a unit, it is intended that the following interpretation shall be adopted in applying this Section — whether a Change in Control has occurred during the period after such shares cease to trade together as a unit shall be determined without taking into consideration any Class B shares of beneficial interest in Starwood Hotels & Resorts or any composition of the Board of Trustees of Starwood Hotels & Resorts.

Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of a 409A Award to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s asset” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control.

2.7 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered and shall include all related regulations.

2.8 “Committee” means the Compensation and Option Committee of the Board or such other committee consisting of two or more members as may be appointed by the Board to administer this Plan pursuant to Article 3. If Shares are traded on the New York Stock Exchange (“NYSE”), all of the members of the Compensation Committee shall be independent directors within the meaning of the NYSE’s Corporate Governance Standards. If any member of the Committee does not qualify as (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Act, and (ii) an “outside director” within the meaning of Code section 162(m), a subcommittee of the Committee shall be appointed to grant Awards to Named Executive Officers and to officers who are subject to Section 16 of the Act, and each member of such subcommittee shall satisfy the requirements of (i) and (ii) above. References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.

2.9 “Company” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, and its successors and assigns.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company or any Employer shall not be considered a Director, but instead shall be considered an employee for purposes of the Plan.

2.11 “Disability” means, with respect to any Incentive Stock Option, disability as determined under Code section 22(e)(3), and with respect to any other Award, (i) with respect to a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.4 hereof.

2.13 “Eligible Participant” means an employee of the Employer (including an officer) as well as any other natural person, including a Director and a consultant or advisor who provides bona fide services to the Employer not in connection with the offer or sale of securities in a capital-raising transaction, subject to limitations as may be provided by the Code, the Act or the Committee, as shall be determined by the Committee.

2.14 “Employer” means the Company and any entity during any period that it is a “parent corporation” or a “subsidiary corporation” with respect to the Company within the meaning of Code sections 424(e) and 424(f). With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company shall be authorized to act on behalf of all other entities included within the definition of “Employer.”

2.15 “Fair Market Value” means the fair market value of a Share, as determined in good faith by the Committee; provided, however, that

(a) if the Shares are traded on a national or regional securities exchange or on The NASDAQ National Market System (“NASDAQ”) on a given date, Fair Market Value on such date shall be the average of the high and low sales price for a Share on the securities exchange on such date (or, if no sales of Shares were made on such exchange on such date, on the next preceding day on which sales were made on such exchange), all as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if the Shares are not listed on any securities exchange or traded on NASDAQ, but nevertheless are publicly traded and reported on NASDAQ without sale prices for the Shares being customarily quoted, Fair Market Value on such date shall be the average of the closing bid and asked quotations in such over-the-counter market as reported by NASDAQ (or, if there are no bid and asked quotations in the over-the-counter market as reported by NASDAQ on such date, on the next preceding day on which such bid and asked prices were quoted; and

(c) in the case of an Option or SAR that is intended to be exempt from Code section 409A, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 409A to the extent required.

For purposes of subsection (a) above, if Shares are traded on more than one securities exchange then the following exchange shall be referenced to determine Fair Market Value: (i) the NYSE, or (ii) if shares are not traded on the NYSE, the NASDAQ, or (iii) if shares are not traded on the NYSE or NASDAQ, the largest regional exchange on which Shares are traded.

2.16 “409A Award” means each Award that was not both earned and vested as of December 31, 2004, and all other Awards that were materially modified after October 3, 2004, determined in each case within the meaning of Code section 409A.

2.17 “Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is intended to meet the requirements of Code section 422.

2.18 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Act.

2.19 “Named Executive Officer” means a Participant who, as of the date an Award could be deductible by the Employer, is one of the group of “covered employees” as defined in the regulations promulgated or other guidance under Code section 162(m).

2.20 “Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is not intended to meet the requirements of Code section 422.

2.21 “Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

2.22 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23 “Participant” means an Eligible Participant to whom an Award has been granted.

2.24 “Payment Date” shall have the meaning set forth in Section 5.6 of the Plan.

2.25 “Performance Share” means an Award under Article 8 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Named Executive Officer, unless the Committee determines not to comply with Code section 162(m).

2.26 “Performance Unit” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Named Executive Officer, unless the Committee determines not to comply with Code section 162(m).

2.27 “Plan” means the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan, As Amended and Restated December 2008, and as further amended from time to time.

2.28 “Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Shares, to sell, transfer, pledge or assign such Shares, to vote such Shares, and/or to receive any cash dividends with respect to such Shares, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29 “Restricted Stock Unit” means an Award under Article 7 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restriction(s) as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash dividend equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate,

2.30 “Restriction Period” means the period commencing on the date an Award of Restricted Stock or Restricted Stock Units is granted and ending on such date as the Committee shall determine (as provided in the Award Agreement).

2.31 “Retirement” means termination of employment other than for Cause after a Participant has reached the age of 55 years and has completed at least five years of service (full-time or full-time equivalent), provided that the sum of the age of Participant plus the number of years of service (full-time or full-time equivalent) is equal to at least 65.

2.32 “Share” means one share of common stock, par value $.01 per share, of the Company, as may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.33 “Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified purchase price.

2.34 “Stock Award” means an Award of Shares, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units granted to a Director pursuant to Article 10 under the Plan.

ARTICLE 3 — ADMINISTRATION

3.1 General. This Plan shall be administered by the Committee. The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. Members of the Committee shall be appointed originally, and as vacancies occur, by the Board, to serve at the pleasure of the Board.

3.2 Authority of the Committee.

(a) The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Options, Stock Appreciation Rights, Stock Awards, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

(b) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(c) In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(d) All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all parties, including the Company, its stockholders, Participants, Eligible Participants and their estates, beneficiaries and successors.

3.3 Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where an Eligible Participant is located or to meet the goals and objectives of the Plan; establish one or more sub-plans for these purposes; and establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein which are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan for each Employer in such non-U.S. jurisdiction.

3.4 Delegation of Authority. Except with respect to Named Executive Officers and Insiders, the Committee may, at any time and from time to time, delegate to one or more persons any or all of its authority and discretion under Section 3.2 and 3.3, to the full extent permitted by law and the rules of any exchange on which Shares are traded.

3.5 Award Agreements. Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of the Agreement.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties (all amounts reimbursed hereunder referred to as the “Reimbursement Expenses”); provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. The entitlement to Reimbursement Expenses applies during the lifetime of the Committee member, the Company shall pay each Reimbursement Expense no later than the end of the calendar year following the calendar year in which the Committee member incurred such Reimbursement Expense, the amount of Reimbursement Expenses available to a Committee member in one tax year will not affect the amount of Reimbursement Expenses available to the Committee member in any other tax year, and the entitlement to Reimbursement Expenses is not subject to liquidation or exchange for any other benefit.

ARTICLE 4 — SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 and the Awards available under the next sentence, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is fifty-two million (52,000,000) Shares (the “General Award Pool”). In addition to the General Award Pool, one hundred fifty thousand (150,000) Shares shall be available for Stock Awards that are issued in lieu of cash, at a Director’s election, in payment of a portion of the annual Directors’ fees pursuant to Section 10.2 of the Plan (the “Directors’ Fee Pool”). Such Shares shall be made available from Shares currently authorized but unissued or Shares currently held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions. Upon approval of this Plan by the stockholders of the Company, no further grants may be made under the Company’s 2002 Long-Term Incentive Compensation Plan, as amended (the “2002 Plan”), but Shares available under the 2002 Plan that have not been used for awards under the 2002 Plan may be used for Awards hereunder, but only in the form of Options, and such Shares shall not be charged against the Award Pools.

The following rules shall apply for purposes of determining the number of Shares available for grant under the Plan:

(a) Each Option awarded (including Purchased Options described in Section 5.9) shall be counted as one Share subject to an Award and deducted from the General Award Pool.

(b) Each share of Restricted Stock or Restricted Stock Unit and each share of a Stock Award, excluding Stock Awards issued from the Directors’ Fee Pool pursuant to subsection (d) below, shall be counted as 2.8 Shares subject to an Award and deducted from the General Award Pool. Notwithstanding the preceding sentence, to the extent a Participant receives Restricted Stock in lieu of all or part of a cash bonus, pursuant to Section 7.2(b), the deduction from the General Award Pool shall be reduced by a percentage that equals the percentage of the Award’s value at grant that is paid for by the Participant (but only to the extent the receipt of Restricted Stock is at the Participant’s election).

(c) Each share of a Stock Award issued from the Directors’ Fee Pool shall count as one Share and shall not be charged against the General Award Pool, provided that if there are no longer Shares available under the Directors’ Fee Pool, such awards may be counted under subsection (b) above and deducted from the General Award Pool.

(d) Each Performance Share awarded that may be settled in Shares shall be counted as 2.8 Shares subject to an Award and deducted from the General Award Pool. Each Performance Unit awarded that may be settled in Shares shall be counted as a number of Shares subject to an Award, with the number determined by dividing the value of the Performance Unit at grant by the Fair Market Value of a Share at Grant and then multiplying the result by 2.8. Performance Shares and Units that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a reduction in any Award Pool.

(e) Each Stock Appreciation Right that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the General Award Pool. Stock Appreciation Rights that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a reduction in any Award Pool. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a reduction in any Award Pool.

(f) If, for any reason, any Shares awarded or subject to purchase under the Plan (or the 2002 Plan or any prior plan of the Company or any predecessor or affiliate (each a “Prior Plan”)) are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Performance Share or Performance Unit, such Shares (“Returned Shares”) shall again be available for issuance pursuant to an Award under the Plan and shall be added to the Pool under which they were originally granted, or if granted under a Prior Plan, shall be added to the General Award Pool, provided that any addition to the General Award Pool shall be adjusted by whatever factor or factors were applied to determine the charge against the General Award Pool (or would apply if such an award were newly made under this Plan in the case of an award granted under a Prior Plan). If the Option Price, purchase price and/or withholding obligation under an Award is satisfied by the Company retaining Shares or Shares tendered by the Participant (either by actual delivery or attestation), only the number of Shares issued net of the Shares so retained or tendered shall be deemed delivered for purposes of determining reduction in the applicable Award Pool, if the related Award was originally granted under this Plan. If the related Award was originally granted under a Prior Plan, the Shares so retained or tendered shall be added to the General Award Pool.

(g) In addition, the Company can replenish the number of Shares available under the General Award Pool through repurchases of its existing Shares, but only to the extent that the cost of the repurchases are offset by: (i) the cash proceeds received by the Company upon the exercise or purchase of any Award granted under the Plan or any award granted under a Prior Plan, and (ii) the tax savings available to the Company in connection with such an Award or award becoming taxable to a Participant (provided that the repurchase and the exercise or taxability occurs after the Effective Date).

4.2 Individual Limits. Except to the extent the Committee determines that an Award to a Named Executive Officer shall not comply with the performance-based compensation provisions of Code section 162(m), the following rules shall apply to Awards under the Plan:

(a) Options and SARs. The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted pursuant to Awards in any one fiscal year to any one Participant shall be five million (5,000,000).

(b) Restricted Stock, Restricted Stock Units and Performance Awards. The maximum number of Shares of Restricted Stock and Restricted Stock Units that may be granted pursuant to Awards in any one fiscal year to any one Participant shall be five hundred thousand (500,000) Shares and Units. The maximum grant of Performance Shares and Performance Units (valued as of the grant date) that may be granted in any one fiscal year to any one Participant shall equal the value of two million (2,000,000) Shares.

4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (including unpaired shares replacing paired Shares); or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

(a) the Award Pools of Shares that may be awarded as set forth in Section 4.1;

(b) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

(c) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(d) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(e) the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Code section 422.

ARTICLE 5 — STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only an Employee may be granted ISOs. Notwithstanding anything in this Article 5 to the contrary, Options awarded after December 31, 2004 may only be granted to individuals who provide direct services on the date of grant of the Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E)) in each entity in the chain.

5.2 Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO.

5.3 Option Price. The Option Price for each grant of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

5.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the eighth (8th) anniversary of its grant date.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement. Deferral of Option gains is not permitted.

5.6 Payment. Options shall be exercised by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Price (less any amount previously received by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company, either: (a) in cash, (b) cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee), or (d) by a combination of (a), (b) and (c). The Committee also may allow cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise. No certificate representing a Share shall be delivered until the full Option Price has been paid.

5.7 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement consistent with securities and other applicable laws, rules and regulations, no NQSO granted under this Article 5 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 5 shall be exercisable during his or her lifetime only by such Participant.

5.8 Reload Options. Without in any way limiting the authority of the Committee to grant Awards hereunder, the Committee shall have the authority to grant additional Options (“Reload Options”) for a number of Shares equal to the number of Shares surrendered by the Participant upon exercise of the original Option as provided in this Section 5.8. Any such Reload Option shall be subject to such other terms and conditions as the Committee may determine. Notwithstanding the above, (i) the Committee shall have the right, in its sole discretion, to withdraw a Reload Option to the extent that the grant thereof will result in any adverse accounting consequences to the Company and (ii) no additional Reload Options shall be granted upon the exercise of a Reload Option.

5.9 Purchased Options. Without in any way limiting the authority of the Committee to grant Awards hereunder, the Committee shall have the authority to grant Options to Participants in exchange for a stated purchase price for such Option (which may be payable by the Participant directly or, at the election of the Participant, may be offset from bonus or other amounts owed to the Participant by the Company). Any amount paid by a Participant to acquire an Option shall be considered a prepayment of the Exercise Price and shall reduce the amount needed to satisfy payment of the Exercise Price upon exercise of the Option.

5.10 Special Rules for ISOs. Notwithstanding the above, in no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a share on the date the ISO is granted or be eligible to receive an ISO that is exercisable later than the fifth (5th) anniversary date of its grant. No Participant may be granted ISOs (under the Plan and all other incentive stock option plans of the Employer) which are first exercisable in any calendar year for Shares having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds One Hundred Thousand Dollars ($100,000). Solely for purposes of determining the limit on ISOs that may be granted under the Plan, the provisions of Section 4.1 that replenish or forego a charge against the General Award Pool shall only be applied to the extent permitted by Code section 422 and regulations promulgated thereunder.

ARTICLE 6 — STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefore a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered. Notwithstanding anything in this Article 5 to the contrary, SARs awarded after December 31, 2004 may only be granted to individuals who provide direct services on the date of grant of the SAR to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E)) in each entity in the chain.

6.2 Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of an SAR related to an Option must be concurrent with the grant of the Option.

6.3 Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of an SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares.

6.4 Exercise of SARs. The exercise price for each grant of an SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted. Upon exercise of an SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered.

ARTICLE 7 — RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock/ Unit. Restricted Stock Awards and Restricted Stock Unit Awards may be made to Eligible Participants as a reward for past service or as an incentive for the performance of future services that will contribute materially to the successful operation of the Employer. Awards of Restricted Stock/ Units may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock, deferred grants of Restricted Stock or Restricted Stock Units.

7.2 Restricted Stock/ Unit Agreement.

(a) In General. The Restricted Stock/ Unit Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the purchase price, if any, to be paid for such Restricted Stock/ Unit, which may be more than, equal to, or less than Fair Market Value of a Share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock/ Unit such as continued service or achievement of performance goals; the length of the Restriction Period and whether any circumstances, such as death, Disability, or a Change in Control, will shorten or terminate the Restriction Period; and rights of the Participant during the Restriction Period to vote and receive dividends in the case of Restricted Stock, or to receive dividend equivalents in the case of Restricted Stock Units that accrue dividend equivalents. Subject to subsection (b) below and to shortening the length of the Restriction Period upon the occurrence of certain circumstances, such as death, Disability, or a Change in Control, or upon the achievement of performance goals, all grants of Restricted Stock/Units shall have a Restriction Period of at least three (3) years.

(b) Awards in Lieu of Cash Bonus. The minimum Restriction Period of subsection (a) shall not apply to Restricted Stock/ Unit Awards issued in lieu of all or part of a cash bonus payment otherwise payable to the Participant, whether or not such Award is mandatory or at the election of the Participant. Restricted Stock/ Unit Awards issued in lieu of cash bonus amounts shall be subject to a restriction period of not more than two (2) years, with rights to fifty percent (50%) of the Award after one (1) year, and the Award value shall equal not more than one hundred thirty-three and one-third percent (133 1/3%) of the amount of the Participant’s cash bonus that is replaced.

(c) Execution of Agreements. Notwithstanding Section 3.5 of the Plan, a Restricted Stock/ Unit Award must be accepted within a period of sixty (60) days, or such other period as the Committee may specify, by executing a Restricted Stock/ Unit Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock/ Unit Award shall not have any rights with respect to such Award, unless and until such recipient has executed a Restricted Stock/ Unit Agreement and has delivered a fully executed copy thereof to the Committee, and has otherwise complied with the applicable terms and conditions of such Award.

7.3 Nontransferability. Except as otherwise provided in this Article 7, no shares of Restricted Stock or Restricted Stock Units received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period or, in the case of Restricted Stock Units, either during or after the Restriction Period (other than by will or by the laws of descent and distribution).

7.4 Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name. Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.5 Dividends and Other Distributions. Except as provided in this Article 7 or in the Award Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a stockholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant and held pending and subject to the vesting of the applicable Shares; provided, however, that to the extent that any dividends are deferred, reinvested or otherwise not paid when such dividends would otherwise normally be paid, (i) all terms and conditions for such delayed payment shall be included in the Award Agreement, (ii) all terms and conditions must comply with, or be exempt from, Code section 409A, and (iii) such delay or deferral of the dividends shall only be allowed to the extent it complies with the requirements of Code section 409A. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts (again, provided that all such terms shall, to the extent required, comply with Code section 409A). A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units to the extent provided in the Agreement relating to the Award. The Committee may require that such dividend equivalents shall be subject to the same restrictions on vesting and payment as the underlying Award. In addition, with respect to Named Executive Officers, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or Restricted Stock maintain eligibility for the performance-based compensation exception under Code section 162(m).

7.6 Short-Term Deferral. To the extent an Award described in this Section is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be provided in full not later than the 60th day following the date there is no longer such a substantial risk of forfeiture with respect to the Award, unless the Committee shall clearly and expressly provide otherwise with respect to the Award.

ARTICLE 8 — PERFORMANCE SHARES AND UNITS

8.1 Grant of Performance Shares/ Units. Performance Shares, Performance Units or both may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value of Performance Shares/ Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a “Performance Period.”

8.3 Earning of Performance Shares/ Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/ Units shall be entitled to receive a payout of the number and value of Performance Shares/ Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4 Form and Timing of Payment of Performance Shares/ Units. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/ Units in the form of cash or in Shares (or in a combination thereof) which has an aggregate Fair Market Value equal to the value of the earned Performance Shares/ Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Notwithstanding the foregoing, to the extent an Award described in this Section is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be provided in full not later than the 60th day following the date there is no longer such a substantial risk of forfeiture with respect to the Award, unless the Committee shall clearly and expressly provide otherwise with respect to the Award.

Except as otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to receive any dividends declared with respect to Shares earned in connection with earned grants of Performance Shares/ Units, that are being settled in Shares and that have not yet been distributed to the Participant (such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock Units, as set forth in Section 7.5 herein). In addition, unless otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to exercise full voting rights with respect to such Shares.

8.5 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Shares/ Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

ARTICLE 9 — PERFORMANCE MEASURES

Until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Named Executive Officers’ Awards that are intended to qualify under the performance-based compensation provisions of Code section 162(m), the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total stockholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, inventory turnover ratio, stock price, cost, and/or unit cost. The Committee can establish other performance measures for Performance Awards granted to Eligible Participants that are not Named Executive Officers.

The Committee shall be authorized to make adjustments in performance-based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. In the case of Awards to Named Executive Officers that are intended to qualify under the performance-based compensation provisions of Code section 162(m), such adjustments shall be made in accordance with guidelines established by the Committee at the time the performance-based Award is granted (or within such period thereafter as may be permissible under Code section 162(m)). The Committee shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the performance-based compensation exception from the deductibility limitations of Code section 162(m), and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Code section 162(m), the Committee may make such grants without satisfying the requirements of Code section 162(m).

ARTICLE 10 — AWARDS TO DIRECTORS

10.1 Director Awards. On each date that the Company makes its regular, annual grant of Awards to employees (the “Annual Grant Date”), each Director shall be granted a Stock Award or NQSO in an amount determined by the Committee; provided, however, that each individual who is first elected to serve as a Director on a date after an Annual Grant Date and prior to the next Annual Grant Date (“Prorated Grant Date”) shall be granted a prorated Stock Award and/or NQSO, as follows: if the Prorated Grant Date is less than 3 months after the Annual Grant Date, 100% of the Awards granted to Directors on the Annual Grant Date; if the Prorated Grant Date is at least 3 months but less than 6 months after the Annual Grant Date, 75% of the Awards granted to Directors on the Annual Grant Date; if the Prorated Grant Date is at least 6 months but less than 9 months after the Annual Grant Date, 50% of the Awards granted to Directors on the Annual Grant Date; if the Prorated Grant Date is at least 9 months but less than 12 months after the Annual Grant Date, 25% of the Awards granted to Directors on the Annual Grant Date.

Each Option granted under this Article 10 shall be fully exercisable on and after its date of grant, shall expire eight (8) years after its date of grant (notwithstanding termination of service as a Director for any reason prior to such eight-year anniversary date) and may be exercised in whole or in part in accordance with Sections 5.5 and 5.6. If a Director dies while an Option is outstanding, such Option may be exercised by the Director’s beneficiary until and including the expiration date of the term of such Option.

10.2 Stock Awards. In place of cash compensation, on the last day of March, June, September and December of each calendar year, each Director shall be awarded, on a current basis or at the prior election of the Director on a deferred basis, a number of Shares (rounded to the nearest whole Share) equal to one-quarter of $80,000 divided by the Fair Market Value of a Share on the immediately preceding December 31; provided that such $80,000 shall be reduced, but not below $40,000, to the extent a Director elects (prior to such immediately preceding December 31, or with respect to any person who became a Director subsequent to such date, within 30 days of becoming a Director) to receive cash in lieu of Shares under this Section 10.2 (a “Cash Election”). The Shares awarded pursuant to this Section 10.2 shall not be Restricted Stock. On or before each December 31 (or in the case of a person who first becomes a Director subsequent to December 31, within 30 days of becoming a Director), a Director may, by written notice to the Company, elect to defer the Company transfer to the Director (a “Deferral Election”) of any or all of the Shares to be granted to the Director under this Section 10.2 (or cash to the extent of his or her Cash Election) which would otherwise be earned for service performed thereafter by him or her. Such election shall be made on a form prescribed by the Company for such deferrals and shall comply with the requirements of Code section 409A.

ARTICLE 11 — BENEFICIARY DESIGNATION

To the extent permitted by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 12 — DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR that is not a 409A Award, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals, and the Committee may provide for such arrangements, including conversion to another form of Award that is available under the Plan and has equivalent value, as it deems necessary in order to permit the deferral of taxes in connection with such deferral by the Participant. Any deferrals required or permitted by the Committee of Awards shall be made in compliance with Code section 409A.

ARTICLE 13 — WITHHOLDING

13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to not more than the minimum amount of tax required to be withheld with respect to the transaction. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 14 — AMENDMENT AND TERMINATION

14.1 Amendment of Plan. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless the affected Participants consent in writing. The Company will obtain the approval of the stockholders before amending the Plan to the extent required by Code section 162(m) or 422 and/or the rules of the exchange upon which the Shares are traded or other applicable law.

14.2 Amendment of Award Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as provided in Section 14.4, if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Notwithstanding the above provision, the Committee shall not have the authority to decrease the Option Price of any outstanding Option or the exercise price for any SAR, except in accordance with Section 4.3 or unless such an amendment is approved by the stockholders of the Company. Notwithstanding anything else in this Section 14.2, (i) no amendment of an Award Agreement shall cause an award to be subject to Code section 409A, unless the Award Agreement, as amended, complies with the requirements of Code section 409A, and (ii) no amendment of an Award Agreement that is subject to Code section 409A shall cause such an Award Agreement (or the underlying Award) to violate Code section 409A.

14.3 Termination of Plan. No Awards shall be granted under the Plan after May 7, 2014, but Awards theretofore granted may extend beyond that date.

14.4 Cancellation of Awards. The Committee may provide in the Award Agreement that if a Participant engages in any “Detrimental Activity” (as defined below), the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the Detrimental Activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Agreement may also provide that if the Participant exercises an Option or SAR, receives a Performance Share or Performance Unit payout, receives or vests in Shares under an Award or vests in or receives a payout under a Restricted Stock Unit at any time during the period beginning six months prior to the date the Participant first engages in Detrimental Activity and ending six months after the date the Participant ceases to engage in any Detrimental Activity, the Participant shall be required to pay to the Company the excess of the then fair market value of the Shares subject to the Award over the total price paid by the Participant for such Shares.

For purposes of this Section, “Detrimental Activity” means any of the following, as determined by the Committee in good faith: (i) the violation of any agreement between the Company and the Participant relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensees, licensors or contractors, or the performance of competitive services; (ii) conduct that constitutes Cause (as defined in Section 2.5 above), whether or not the Participant’s employment is terminated for Cause; (iii) making, or causing or attempting to cause any other person to make, any statement, either written or oral, or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company; or (v) the refusal or failure of a Participant to provide, upon the request of the Company, a certification, in a form satisfactory to the Company, that he or she is in full compliance with the terms and conditions of the Plan; provided, that the Committee may provide in the Agreement that only certain of the restrictions provided above apply for purposes of the Award Agreement.

14.5 Assumption or Cancellation of Awards. In the event of a proposed sale of all or substantially all of the assets or stock of the Company, the merger of the Company with or into another corporation such that stockholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable, each Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (and adjusted as appropriate), unless such successor corporation does not agree to assume the Award or to substitute an equivalent award, in which case the Committee may, in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Option or other Award as to all Shares, including Shares as to which the Option or other Award would not otherwise be exercisable (or with respect to Restricted Stock or Restricted Stock Units, provide that all restrictions shall lapse). If the Committee makes an Option or other Award fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets or stock or other corporate transaction, the Committee shall notify the Participant that, subject to rescission if the merger, sale of assets or stock or other corporate transaction is not successfully completed within a certain period, the Option or other Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice (or such other period as provided by the Committee), and, to the extent not exercised, the Option or other Award will terminate upon the expiration of such period. Any actions taken under this Section 14.5 shall be valid with respect to a 409A Award only to the extent that such action complies with Code section 409A.

ARTICLE 15 — MISCELLANEOUS PROVISIONS

15.1 Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

15.2 Rights of a Stockholder. Except as otherwise provided in Article 7 of the Plan and in the Restricted Stock Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit or Performance Share shall have any right as a stockholder with respect to any Shares covered by such Award prior to the date of issuance to him or her of a certificate or certificates for such Shares.

15.3 No Implied Rights. Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a Director thereof, or interfere in any way with the right of the Employer to terminate his or her employment or other service relationship at any time. Unless agreed by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

15.4 Compliance with Laws. At all times when the Committee determines that compliance with Code section 162(m) is required or desirable, all Awards granted under this Plan to Named Executive Officers shall comply with the requirements of Code section 162(m). In addition, in the event that changes are made to Code section 162(m) to permit greater flexibility with respect to any Awards under the Plan, the Committee may, subject to the requirements of Article 14, make any adjustments it deems appropriate. The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.

15.5 Compliance with Code Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, unless an exemption from Code section 409A is available and applicable, (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A and (iii) to preserve the status of deferrals of compensation that were earned and vested prior to January 1, 2005 as exempt from Code section 409A, i.e., to preserve the grandfathered status of such deferrals. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code section 409A and the provisions of any Award Agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an employee or cessation of service as a Director, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A. In the event that an Award shall be deemed not to comply with Code section 409A, then neither the Company, the Board of Directors, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

15.6 Deferrals for Code Section 162(m). The Committee, in its discretion, may defer the payment of an Award, if such payment would cause the annual remuneration of a Participant, who is subject to the requirements of Code section 162(m), to be nondeductible because it exceeds $1,000,000 (or such other amount allowed under Code section 162(m) as a deduction). Any such deferral shall be clearly and expressly provided for by the Committee and, in the case of 409A Awards, shall be subject to the limitations set forth in the next sentence. Any such deferral (i) shall be until the earlier of (A) the Participant’s separation from service (within the meaning of Code section 409A and subject to the last sentence of Section 15.5 above in the case of a specified employee), or (B) the next succeeding year (or years) in which the deduction of the payment will not be barred by application of Code section 162(m), (ii) is conditioned on all payments to similarly situated Award Recipients being treated in a reasonably consistent manner, (iii) is conditioned on all payment to the Award recipient that could also be deferred on the basis of nondeductibility under Code section 162(m) being similarly delayed, and (iv) shall not be applied to payments under Options and SARs.

15.7 Successors. The terms of the Plan shall be binding upon the Company, and its successors and assigns.

15.8 Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any award on the Participant’s not making an election under Code section 83(b).

15.9 Legal Construction.

(a) Severability. If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b) Gender and Number. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(c) Governing Law. To the extent not preempted by federal law, the Plan and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

IN WITNESS WHEREOF, this Plan is executed this 31st day of December, 2008.
ATTEST:	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. By:

Authorized Officer

Secretary